Exhibit (d)(4)
PLAN PROVISIONS AND BENEFITS
for the
MDS INC. DEFERRED PROFIT SHARING PLAN AND
PARTICIPATING AFFILIATES
(the “Plan”)
Group Annuity Policy Number: 30002040
MDS INC.

Per:
Name:
Title:
Date:
Deferred Profit Sharing Plan (DPSP)
Federal Registration Number: 0165597
Current Date: December 30, 2008
01

Table of Contents

Section 1 — Definitions	3
Section 2 — Plan Governance	5
Section 3 — Trustee	5
Section 4 — Eligibility and Enrolment Provisions	5
4.1 Eligibility	5
4.2 Enrolment	6
Section 5 — Plan Sponsor Contribution Provisions	6
5.1 Plan Sponsor Contributions	6
5.2 Other Acceptable Contributions	7
5.3 Investment Restrictions	7
Section 6 — Vesting	8
Section 7 — Forfeiture	9
Section 8 — Withdrawal Provisions While a Member is Employed by the Plan Sponsor	9
Section 9 — Benefit Options	9
9.1 Member Termination of Employment	9
9.2 Member Death	9
9.3 Member Retirement	9
9.4 Full or Partial Plan Termination	9
9.5 Permanent Disability of a Member	9
9.6 Benefit Options on Member Termination of Employment, Death, Retirement, Full or Partial Plan Termination or Permanent Disability of a Member	10
Section 10 — Amount of Pension	10
Section 11 — Additional Plan Provisions	10
11.1 Benefits and Loans	10
11.2 Surrender, Commutation, Assignment	11
Section 12 — Plan Fees	11
Section 13 — Amendment to the Plan	11
Section 14 — Full or Partial Termination of the Plan	11

Section 1 — Definitions
The following words and phrases will have the meaning specified below, unless a different meaning is plainly required by the context. Some words as described in the Plan Provisions and Benefits will have the same meaning as those words as described in the Terms.
Anniversary Date
means January 1.
Applicable Legislation
means the laws, rules and regulations with which this deferred profit sharing plan must comply. Applicable Legislation currently includes (but is not limited to), the Income Tax Act (Canada), regulations and related administrative rules issued by Canada Revenue Agency (CRA), insurance, privacy, pension and other legislation of the applicable jurisdictions, as well as rules and rulings of the Applicable Government Authorities.
Applicable Government Authorities
means any government body having jurisdiction over the Plan.
Beneficiary
means the person designated by a Member to receive any benefits arising from the death of a Member.
Class A
means Class M Employees
Class B
means Class S Employees
Common-law Partner
means a person who lives and has a relationship with a person of the opposite or same sex to whom any of the following applies. He or she:
a)	is the natural or adoptive parent (legal or in fact) of that person’s child, or

b)	has been living with that person for at least 12 continuous months, or

c)	lived with that person previously for at least 12 continuous months and is living with the person again.
The above includes any period that they were separated for less than ninety (90) days because of a breakdown in their relationship.
Continuous
means in relation to employment, membership or employment, without regard to periods of temporary suspension of employment or membership and without regard to periods of layoff from employment, not exceeding 24 consecutive months during such absence.
Earnings
means the compensation of the Member paid by the Plan Sponsor during the Plan Year, including base salary, retroactive pay, lump sum cash compensation payments. For hourly employees earnings include vacation pay, payable by the Plan Sponsor to or for the benefit of the Member for each plan year. Earnings exclude overtime pay, bonuses, premiums and allowances, commissions, stock options, and any non-cash compensation.
Employee
means an individual employed full-time or part-time to do work or provide a service and is in receipt of, or entitled to, remuneration for the work or service.

Effective Date
means October 31, 1973.
Forfeiture
means non-vested values of the Member Account as outlined in the provisions of the Plan.
Fund
means the trust fund established for the Plan.
Member
means an Employee of the Plan Sponsor, who enrols in the Plan and is entitled to its benefits and privileges.
Member Account
means the contributions allocated less any withdrawals made by the Member (if allowable) under the Plan. The Member Account will include accrued interest as well as investment gains and/or losses. Member Accounts will be established for each Member.
Normal Retirement Date
means the first day of the month immediately following the Member’s 65th birthday. If the Member’s birthday is the first of a month, the Normal Retirement Date is the Member’s 65th birthday.
Plan Sponsor
means MDS Inc.
Plan Year
means for the first Plan Year, the period beginning on the Effective Date to the day preceding the Anniversary Date. Subsequent Plan Years shall be 12 months commencing from the Anniversary Date.
Spouse
means the person of the opposite or same sex who is married to the Member.
Trust Agreement
means the agreement under which the Plan Sponsor appoints the trustee(s) and the trustee(s) accept such appointment.
Trustee
means LBC Trust.

Section 2 — Plan Governance
The purpose of the Plan is to offer a deferred profit sharing plan to employees as part of a total compensation program and to provide employees with a convenient, tax-effective method of saving for retirement.
The Plan is only intended to provide a portion of employees’ overall retirement savings. The Plan Sponsor encourages employees to seek independent financial advice to ensure overall sayings strategies will meet individual employees’ retirement income needs.
The Plan Sponsor has the final authority for all interpretations of the Plan provisions and is responsible for ensuring the Plan is administered according to the Plan provisions and Applicable Legislation.
Section 3 — Trustee
The Plan Sponsor shall appoint a corporate trustee or at least 3 individual trustees. All individual trustees appointed must be residents of Canada. At least 1 of the individual trustees will be independent of the Plan Sponsor’s operations and must not be a shareholder. A corporate trustee appointed must be licensed under the laws of Canada or a Province as a trust company.
The benefits provided under the Plan are guaranteed by the Fund entrusted to the appointed trustee(s) of the Plan by virtue of a Trust Agreement.
Trustee(s) shall or shall cause to:
a)	inform all new Members in writing of their rights, obligations and the provisions of the Plan,

b)	allocate contributions to each Member in the year in which the contributions are received from whatever source,

c)	invest all contributions on behalf of each Member as outlined in the Trust Agreement,

d)	provide each Member with a financial statement at least semi-annually and within 90 days following the Anniversary Date, and

e)	provide each Member of the Plan with the required tax reporting information.
Section 4 — Eligibility and Enrolment Provisions
4.1 Eligibility
Employees who were a member of the Plan as of September 30, 2001, shall continue to be a Member of the Plan.

Employees employed by the Plan Sponsor on or after November 1, 2001 but prior to December 31, 2001, are required to join the following the completion of 1 year(s) of continuous employment with the Plan Sponsor.

Employees employed by the Plan Sponsor on or after November 1, 2001 but prior to December 31, 2001, are required to join the following the completion of 3 months(s) of continuous employment with the Plan Sponsor.

The Plan Sponsor, according to Applicable Legislation may not allow membership in the Plan for an individual who:
a)	is related to the Plan Sponsor.

b)	is related to, a specified shareholder (according to Applicable Legislation) of the Plan Sponsor or of a participating affiliate of the Plan Sponsor,

c)	is related to a partner of the Plan Sponsor if the Plan Sponsor is a partnership, or

d)	is related to a beneficiary or is a beneficiary under the trust if the Plan Sponsor is a trust.
Any Employee joining the Plan must be an Employee of the Plan Sponsor.
4.2 Enrolment
To enrol as a Member of the Plan, an eligible Employee must complete and sign an enrolment form as provided by the Plan Sponsor.
a)	Beneficiary Appointment
The Member may appoint a Beneficiary or change the Beneficiary previously appointed at any time unless Applicable Legislation imposes restrictions.
b)	Investment Discretion
The Member will have discretion on selecting the Market Based Funds, Customized Funds and Guaranteed Funds for the Plan Sponsor contributions made to the Plan on the Member’s behalf from the investments selected by the Plan Sponsor to be available under the Plan.

The Member will provide the Plan Sponsor with written investment direction for the contributions to the Member Account.
Membership in the Plan shall not confer any legal right upon the Employee for continuation of employment.

If a Member terminates employment and the Member is thereafter re-employed, for the purposes of the Plan, the Member will be considered a new Employee.

The Plan Sponsor may waive eligibility requirements for any Employee. Such waiver shall not contravene Applicable Legislation.
Section 5 — Plan Sponsor Contribution Provisions
5.1 Plan Sponsor Contributions
Class A

Each Plan Year, out of profits, the Plan Sponsor is required to contribute to the Plan on behalf of each Member in accordance with the following scale:

Months/Years of Continuous Employment	% of Earnings
3 months to 10 years	1%
10 years or more	2%
In addition, each Plan Year, out of profits, the Plan Sponsor is required to contribute to the Plan on behalf of each Member, a match of the Member’s required contributions made to the group RRSP sponsored to the Plan Sponsor in accordance with the following scale to a maximum of 5% of the Member’s earnings:

Months/Years of Continuous Employment	% of Matching Contribution
3 months to 5 years	50%
5 years to 10 years	75%
10 years or more	100%
Class B
Each Plan Year, out of profits, the Plan Sponsor is required to contribute to the Plan on behalf of each Member 1% of the Member’s Earnings.

In addition, each Plan Year, the Plan Sponsor is required to contribute to the Plan on behalf of each Member a 100% match of the Member required contributions, made to the group RRSP sponsored by the Plan Sponsor, to a maximum of 5% of the Member’s earnings..
5.2 Other Acceptable Contributions
In addition to the contributions above, transfers from another deferred profit sharing plan are allowable in accordance with Applicable Legislation.
5.3 Investment Restrictions
Contributions made to the Plan will be invested as outlined in the Trust Agreement. No portion of the trust will be invested in notes, bonds, debentures or similar obligations of the Plan Sponsor or of a corporation with which the Plan Sponsor does not deal at arm’s length. No part of the Fund shall be invested in shares of a corporation where at least 50% of the corporations’ property consists of the obligations described here.
5.5 Allocation of Contribution
Each contribution shall be allocated to the Member’s Account in trust for the benefit of the Members in the year in which the contribution is received.
5.6 Contribution Limits
5.6.1	Under no circumstances will the total contributions made in the year under the Plan by the Plan Sponsor in respect of a Member, and reallocations under the Plan to a Member in the year, exceed the lesser of:
a)	One-half of the money purchase dollar limit for the year as defined in the Income Tax Act (Canada).

b)	18% of the Member’s compensation as defined by in the Income Tax Act (Canada) for the year from the Plan Sponsor.
5.6.2	The total contributions made in the year to a deferred profit sharing plan in respect of a Member, by the Plan Sponsor or any other participating employer who at any time in the year does not deal at arm’s length with the Plan Sponsor, and reallocations under a deferred profit sharing plan to a Member in the year, will not exceed one-half of the money purchase limit for the year as defined in the Income Tax Act (Canada).

5.6.3 The total of:
a)	The Member’s pension adjustment as defined in the Income Tax Act (Canada) for the year in respect of the Plan Sponsor.

b)	The total of the Member’s pension adjustment amounts for the year in respect of any participating employer who at any time in the year does not deal at arm’s length with the Plan Sponsor.
Will not exceed the lesser of:
c)	The money purchase limit for the year as defined in the Income Tax Act (Canada).

d)	18% of the Member’s compensation as defined in the Income Tax Act (Canada) for the year from the Plan Sponsor or any other participating employer referred to in b) above.
5.7 Allocation of Gains and Losses
All income received, capital gains made and capital losses sustained under the Plan shall be allocated to the Member Account within 90 days following the fiscal year end to the extent that these amounts have not been allocated in previous years.
Section 6 — Vesting
Vesting refers to a Member’s entitlement to the Plan Sponsor contributions made to the Plan on behalf of the Member.

The Plan Sponsor may waive vesting requirements for any Member provided such waiver does not contravene Applicable Legislation.
6.1 Vesting on Termination of Employment
All Plan Sponsor contributions made to the Plan on behalf of the Member are vested in accordance with the following scale:

Year(s) of Continuous Membership	% Vested
0 to 1 year(s)	0%
1 to 2 year(s)	40%
2 or more year(s)	100%
6.2 Vesting on the Death of a Member
If a Member dies before reaching their Normal Retirement Date, all Plan Sponsor contributions made to the Plan on behalf of the deceased Member will be immediately vested.
6.3 Vesting at Member Retirement, Full or Partial Plan Termination or Permanent Disability
If a Member retires on or after reaching their Normal Retirement Date or any time due to permanent disability or if the Plan fully or partially terminates, all Plan Sponsor contributions made to the Plan on behalf of the Member will be immediately vested.

Section 7 — Forfeiture
The Plan Sponsor owns any Forfeiture amounts accumulated from Member Accounts under the Plan.
Forfeiture amounts may be used to offset future Plan Sponsor contributions or reallocated to each Member of the Plan.
Forfeiture amounts, which are not used, must be refunded to the Plan Sponsor by December 31st of the year immediately following the calendar year in which the forfeiture arose or such later time as permitted in writing by the Minister of National Revenue according to Applicable Legislation.
Section 8 — Withdrawal Provisions While a Member is Employed by the Plan Sponsor
All contributions made to the Plan on the Member’s behalf must remain in the Plan while the Member is employed by the Plan Sponsor.
Section 9 — Benefit Options
9.1 Member Termination of Employment
A Member who terminates employment with the Plan Sponsor may elect to receive a benefit payment equal to the vested portion of the Member Account.
9.2 Member Death
If a Member dies prior to receiving income from the Plan, the deceased Member’s Beneficiary will receive the vested portion of the Member Account at that date of the Member’s death upon providing acceptable confirmation of the Member’s death.

If the deceased Member has not designated a Beneficiary, a lump sum cash payment of the value of the vest portion of the Member’s account at that date of Member’s death will be paid to the deceased Member’s estate.
9.3 Member Retirement
A Member who retires may elect to receive a benefit payment equal to the vested portion of the Member Account.
9.4 Full or Partial Plan Termination
If the Plan fully or partially terminates, each Member may elect to receive a benefit payment equal to the vested portion of the Member Account.
9.5 Permanent Disability of a Member
A Member who becomes permanently disabled may elect to receive a benefit payment equal to the vested portion of the Member Account.

9.6	Benefit Options on Member Termination of Employment, Death, Retirement, Full or Partial Plan Termination or Permanent Disability of a Member
The vested portion of the Member Account payable to a Member or Beneficiary according to events indicated above, is payable immediately, but, must be payable no later than the earlier of:
I.	the end of the year in which the Member attains the maximum retirement age according to Applicable Legislation.

II.	90 days after the earliest of the events as set out in Section 9.1 to 9.5.
The Member may elect, in accordance with Applicable Legislation, any one, or a combination of the following options:
a)	A lump sum cash payment,

b)	equal installments payable not less frequently than annually over a period not exceeding 10 years from the date the amount became payable,

c)	transfer to a registered pension plan (RPP), deferred profit sharing plan (DPSP) registered retirement savings plan (RRSP), registered retirement income fund (RRIF), or

d)	purchase of an immediate or deferred annuity.
A Beneficiary who is a Spouse, Common Law Partner or former Spouse or Common-law Partner who is entitled to a benefit payment of the vested portion of the Member Account may elect options as outlined in 9.6 excluding b).

A Beneficiary who is not a Spouse, Common Law Partner or former Spouse or Common-law Partner who is entitled to a benefit payment of the vested portion of the Member Account will receive a lump sum cash payment.

Any vested amounts will be paid as a lump sum cash payment, less withholding tax, following 90 days of an event as set out in Section 9 if the Member or Beneficiary, whichever the case may be, does not elect an option.
Section 10 — Amount of Pension
The amount of a Member’s pension benefit will be determined by applying the value of the vested Member Account to the annuity rates in effect at the date the pension is purchased.
Section 11 — Additional Plan Provisions
11.1 Benefits and Loans
No benefits or loans which are conditional in any way on the existence of the Plan may be extended to a Member or to an individual with whom a Member was not dealing at arm’s length, other than the following:
a)	a benefit amount of which is required to be included in computing the Member’s income,

b)	an amount referred to in Applicable Legislation,

c)	an amount paid pursuant to or under the Plan by a trustee under the Plan to a licensed annuities provider to purchase for a Member or Beneficiary under the Plan an annuity to which Applicable Legislation applies,

d)	a benefit derived from an allocation or reallocation referred to in Applicable Legislation, or

e)	a benefit derived from the provision of administrative or investment services in respect of the Plan, that is conditional in any way on the existence of the Plan.
11.2 Surrender, Commutation, Assignment
Benefits payable under the Plan are not capable of assignment, alienation or of being surrendered or commuted. Benefits payable under the Plan shall not be charged, anticipated or given as security. Assignment of benefits may occur to the extent of:
a)	credit splitting due to a breakdown of a Member’s legal marriage or other conjugal relationship according to Applicable Legislation as ordered by a written agreement, decree or order,

b)	allowing an assignment by a deceased individual’s legal representative on the distribution of a Member’s estate, or

c)	to allow a payment of benefits to avoid revocation of the Plan’s registration.
Section 12 — Plan Fees
All fees in relation to the administration of the Plan will be paid by the Plan Sponsor.
All fees in relation to the investments will be reflected in the Member Account values.
Any fees incurred in relation to the maintenance of the former Member Account with respect to a former Member will be the former Member’s responsibility.
Section 13 — Amendment to the Plan
The Plan Sponsor reserves the right to amend any provisions of the Plan at any time providing that the amendment does not decrease the accrued benefits to which Members of the Plan are entitled as of the date of the amendment.
Section 14 — Full or Partial Termination of the Plan
Although it is the Plan Sponsor’s intention to have the Plan operate indefinitely, the Plan Sponsor reserves the right to fully or partially terminate the Plan at any time.